Exhibit 99.1

VAALCO ANNOUNCES OPERATIONAL UPDATE

VAALCO ANNOUNCES SUCCESSFUL WORKOVER AT SOUTH EAST ETAME 2H WELL AND FIRST QUARTER 2020 PRODUCTION OF 4,944 NRI BARRELS OF OIL PER DAY

HOUSTON – April 13, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today provided an operational update including the successful completion of the South East Etame 2H workover and the release of the drilling rig used in its highly successful 2019/2020 drilling program.

Highlights

•	Successfully completed a planned workover on the South East Etame 2H well and restored 2,400 gross barrels of oil per day (“BOPD”), 650 BOPD net revenue interest (“NRI”)(1) to VAALCO;
•	Increased total Company production to approximately 5,400 BOPD NRI or 6,200 working interest (“WI”)(2) BOPD following the successful workover;
•	Released the Vantage Drilling International Topaz jackup drilling rig on April 9, 2020;
•	Produced 4,944 BOPD NRI, or 5,683 BOPD WI in the first quarter of 2020, near the high end of first quarter guidance (4,700 - 5,000 NRI);
•	Reported sales volumes of 294,000 barrels of oil, net to VAALCO for the first quarter of 2020 as compared to 318,000 barrels for the fourth quarter of 2019;
•	Reaffirmed full year 2020 production guidance at 4,400 to 5,000 BOPD NRI (being 5,100 to 5,750 BOPD WI), and
•	Experienced no material disruptions in operations to date due to current worldwide COVID-19 crisis.

(1)	All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.
(2)	All WI production rates and volumes are VAALCO’s 31.1% WI.

Cary Bounds, Chief Executive Officer, commented, “We continue to execute operationally and have restored 2,400 gross BOPD of production with the successful workover of the South East Etame 2H well.  We have now released the Vantage drilling rig after completing the successful 2019/2020 drilling campaign and executing two workovers that restored production from wells that were shut in due to electronic submersible pump (“ESP”) failures.  We have elected not to pursue any additional preemptive workovers at this time.  We are proud of the highly successful and transformational drilling program that has added meaningful production and significantly reduced our operating costs per barrel.  For the first quarter 2020, production was 4,944 BOPD NRI, which is 35% greater than our Q4 2019 average production and is our highest production since Q4 2015.  This gives us confidence to reaffirm our full year 2020 production guidance of 4,400 to 5,000 BOPD NRI. In addition, our strong production has helped to lower our operational breakeven cost of approximately $31.00 per barrel and, coupled with our current hedge portfolio, positions us well to navigate through the uncertain macro environment we face today. Thus far, VAALCO’s operations have not been disrupted by the global COVID-19 pandemic, and we have managed through the logistical challenges that we have faced since the outbreak.  VAALCO continues to put the safety of our workers and local stakeholders first and has contingency plans in place in the event that we are directly impacted. We remain committed to capital efficiency, controlling costs and optimizing production to ensure VAALCO generates long-term value for our shareholders.”

Operational Update

The workover on the South East Etame 2H well successfully restored 2,400 gross BOPD, or 650 BOPD NRI to VAALCO, in line with the production level prior to when the ESP failed in early March 2020.  VAALCO released the Vantage rig on April 9, 2020 and does not currently expect to perform any additional workovers in order to better preserve cash flow in the current uncertain environment.

With the completion of the 2019/2020 drilling campaign and the successful South East Etame 2H workover, total Company production is approximately 20,000 gross BOPD or 5,400 BOPD NRI to VAALCO.  During the first quarter of 2020, the Company brought two new wells online, experienced normal operational downtime associated with simultaneous production and drilling/completion operations and brought production back online as a result of performing two workovers.  Production for the first quarter of 2020 was 18,298 gross BOPD or 4,944 BOPD NRI to VAALCO.

During the first quarter of 2020, VAALCO had two liftings, one in January and one in February, but the next lifting for 85,000 barrels of oil that was scheduled for March was delayed to April 1st due to poor weather conditions.  As a result, the sales volumes for the quarter were 294,000 barrels of oil, net to VAALCO as compared to 318,000 barrels for the fourth quarter of 2019, despite the higher production in the first quarter of 2020.

Thus far, VAALCO’s operations have not been materially affected by the COVID-19 pandemic. The health and wellbeing of employees remains paramount, and as such, VAALCO continues to work with its regional partners to ensure the Company operates as safely as possible, applying best practice protocols as instructed by the respective governments.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 114 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to well results, future levels of drilling and operational activity and associated expectations, expectations concerning the impact of the recent decline in oil prices and the outbreak of COVID-19 on our business and results of operations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth,  its activities in Equatorial Guinea, expected sources of future capital funding and future liquidity, the share repurchase program, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future acquisitions, capital expenditures, future drilling plans, prospect evaluations, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, expectations regarding processing facilities, production, sales and financial projections and reserve growth.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, inflation, general economic conditions, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes, as well as risks related to the impact of COVID-19 on the global economy and our business.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

References to thickness of crude oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating crude oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.